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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the references to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of NCS HealthCare, Inc. for the registration of $100,000,000 of aggregate principal amount of 5 3/4% Convertible Subordinated Debentures and up to 3,058,103 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated August 1, 1997, with respect to the consolidated financial statements of NCS HealthCare, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 1997 filed with the Securities and Exchange Commission.



                                             /s/ Ernst & Young LLP
                                             Ernst & Young LLP



Cleveland, Ohio
September 8, 1997